    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 25, 2001

                                                 Registration No. 333-
                                                                      ----------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Cytoclonal Pharmaceutics Inc.
                          -----------------------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   75-2402409
                                   ----------
                      (I.R.S. Employer Identification No.)

            2110 Research Row, Dallas, Texas                 75235
            --------------------------------                 -----
         (Address of Principal Executive Offices)          (Zip Code)

              Cytoclonal Pharmaceutics Inc. 2000 Stock Option Plan
              ----------------------------------------------------
                            (Full Title of the Plan)

                            Ronald Lane Goode, Ph.D.
                          Cytoclonal Pharmaceutics Inc.
                                2110 Research Row
                                    Suite 621
                               Dallas, Texas 75235
                               -------------------
                     (Name and Address of Agent For Service)

                                 (214) 353-2922
                                 --------------
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                              Robert H. Cohen, Esq.
                     Morrison Cohen Singer & Weinstein, LLP
                              750 Lexington Avenue
                            New York, New York 10022
                                 (212) 735-8600

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE


----------------   ----------------   --------------   --------------   ----------------
                                         Proposed         Proposed
    Title of                              Maximum          Maximum
   Securities        Amount to be     Offering Price      Aggregate         Amount of
to be Registered   Registered(1)(2)    Per Share(3)    Offering Price   Registration Fee
----------------   ----------------   --------------   --------------   ----------------
 common stock,        1,500,000           $3.905          $5,857,500         $1,464.38
par value $.01
  per share
----------------   ----------------   --------------   --------------   ----------------

----------

(1) Shares of common stock issuable upon the exercise of options granted under the Cytoclonal Pharmaceutics Inc. 2000 Stock Option Plan.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2000 Stock Option Plan.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933 based upon the average of the high and low price for the common stock on The Nasdaq National Market on April 20, 2001.

                                EXPLANATORY NOTE



o We are filing this registration statement on Form S-8 to register 1,500,000 shares of common stock $.01 par value per share, issuable upon the exercise of options available for grant pursuant to the Cytoclonal Pharmaceutics Inc. 2000 Stock Option Plan (the "2000 Stock Option Plan").

o This registration statement also registers reoffers and resales of shares of common stock issuable upon the exercise of options granted under the 2000 Stock Option Plan, that may constitute "control securities" under General Instruction C to Form S-8. These control securities may be reoffered and resold on a continuous or delayed basis in the future under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act").

o This registration statement contains two parts. The first part contains a "reoffer prospectus" prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of Form S-8). The second part contains information required in the registration statement pursuant to
         Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission. Cytoclonal Pharmaceutics Inc. will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act, and additional information about the 2000 Stock Option Plan. Requests should be directed to Daniel M. Shusterman, Esq. At Cytoclonal Pharmaceutics Inc., 2110 Research Row, Suite 621, Dallas, Texas 75235. The Company's telephone number is (214) 353-2922.

                               REOFFER PROSPECTUS




                          CYTOCLONAL PHARMACEUTICS INC.

                         870,000 SHARES OF COMMON STOCK

         This reoffer prospectus is to be used for the resale of up to 870,000 shares of our common stock, beneficially owned by affiliates listed in the "Selling Stockholders" table included in this prospectus, issuable upon the exercise of options granted or available for grant under our 2000 Stock Option Plan.

         Selling Stockholders may sell their shares of common stock through public or private transactions at current market prices, or at previously negotiated prices. Although we will not receive any proceeds when the Selling Stockholders sell their common stock to others, we may, however, receive proceeds when the Selling Stockholders exercise their options to acquire such common stock.

         Our common stock is listed on the Nasdaq National Market under the symbol "CYPH." On April 20, 2001, the last reported sale price of our common stock was $3.82 per share. Our securities are a speculative investment and involve a high degree of risk.

           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                       Prospectus is April [____], 2001.

                                TABLE OF CONTENTS

Where You Can Find More Information......................................    ii
Prospectus Summary.......................................................     1
Risk Factors.............................................................     3
Use of Proceeds..........................................................    13
Determination of Offering Price..........................................    13
Selling Stockholders.....................................................    13
Plan of Distribution.....................................................    16
Legal Matters............................................................    17
Experts..................................................................    17

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Selling Stockholders sell all of their shares of common stock. This prospectus is part of a registration statement we filed with the SEC.

         1. Annual Report on Form 10-K (File No.: 0-26087), for the fiscal year ended December 31, 2000; and

         2. The description of our common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act of 1934 on Form 8-A on October 2, 1995, and any amendment or report filed for the purpose of updating any such description.

         You may request a copy of these filings, at no cost, by oral request or by writing to us at the following address:

                          Cytoclonal Pharmaceutics Inc.
                                2110 Research Row
                                    Suite 621
                               Dallas, Texas 75235
                       Attention: Daniel Shusterman, Esq.
                            Telephone: (214) 353-2922

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the securities. You should read the entire prospectus carefully. Unless we otherwise say so, when we discuss our outstanding securities, we exclude all of our shares of common stock issuable upon the exercise of currently outstanding warrants and options and the conversion of our convertible securities.

         We are a biopharmaceutical drug development company specializing in therapeutic products for human diseases with an emphasis on the treatment and prevention of cancer and infectious diseases. To date, we have been involved solely in research and development activities relating to several proprietary products and technologies that are at various stages of development. These include Paclitaxel (the active ingredient in Taxol(R), the anti-cancer agent marketed by Bristol-Myers Squibb), for which we have exclusive rights to patents on a process under development for cost-efficient production. (Taxol is currently manufactured using the bark of the Pacific Yew tree.) Further, we have two drug design platform technologies: Quantum Core Technologies(TM) (QCT(TM)) and OASIS(TM). The Quantum Core Technology(TM) is a computer-assisted drug design technology platform, primarily targeted to inhibition of proteins involved in disease. OASIS(TM) is our antisense library of reagents for regulating genes involved in disease. We also have an active pre-clinical vaccine vector program involving Mycobacterium tuberculosis, and a program to identify a new expression system for glucocerebrosidase, the enzyme defect in Gaucher's disease.



                             ORGANIZATIONAL HISTORY

         We were originally incorporated in the state of Texas in September 1991 under the name of Bio Pharmaceutics, Inc. In November 1991, we changed our name to Cytoclonal Pharmaceutics Inc. We were then reincorporated in the state of Delaware by merger into a wholly-owned Delaware subsidiary in January 1992. Our executive offices are located at 2110 Research Row, Suite 621, Dallas, Texas 75235 and our telephone number is (214) 353-2922.

                                  THE OFFERING


Securities Offered..............................870,000 shares of common stock acquired or to be acquired by
                                                the Selling Stockholders upon
                                                the exercise of options granted
                                                to them under our 2000 Stock
                                                Option Plan. See "Selling
                                                Stockholders" and "Plan of
                                                Distribution."

Common Stock outstanding as of
March 31, 2001..................................16,164,043



Risk Factors....................................The securities offered hereby involve a high degree of risk.
                                                Only investors who can bear the
                                                loss of their entire investment
                                                should invest. See "Risk
                                                Factors."

Use of Proceeds.................................We will not receive any of the proceeds when the Selling
                                                Stockholders sell their shares
                                                of common stock. We may,
                                                however, receive proceeds when
                                                such Selling Stockholders
                                                exercise their options to
                                                purchase our common stock. We
                                                intend to utilize the net
                                                proceeds from the exercise of
                                                options to fund our research and
                                                development activities,
                                                including paying royalties and
                                                licensing fees, and for general
                                                working capital purposes and
                                                operating expenses. See "Use of
                                                Proceeds."

Dividend Policy.................................We currently intend to retain all future earnings to fund the
                                                development and growth of our
                                                business. We do not anticipate
                                                paying cash dividends.

Nasdaq National Market Symbol..................."CYPH"

                                  RISK FACTORS

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the securities we are offering in this prospectus.

INVESTORS WILL EXPERIENCE A LOSS IN THE BOOK VALUE OF THEIR COMMON STOCK DUE TO OUR ACCUMULATED DEFICIT.

         We had an accumulated deficit of $29,354,000 as of the fiscal year ended December 31, 2000. Our statement of operations for the fiscal year ended December 31, 2000 shows net losses of $7,345,000, which means a loss of $.51 per share of common stock. Investors purchasing shares of our common stock will experience a loss in the book value of their shares due to our net losses.

BECAUSE WE CONTINUE TO EXPERIENCE LOSSES DUE TO OUR RESEARCH AND DEVELOPMENT ACTIVITIES, WE MAY HAVE DIFFICULTY IN RAISING CAPITAL AND OUR STOCKHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         From our formation in 1991 to the date of this prospectus, we have been experiencing substantial operating losses due to our increasing research and development activities and general and administrative expenditures. We expect to have additional losses in the future. Although we have had revenue since 1998 from our license agreement with Bristol-Myers Squibb, it was and remains our sole source of revenue. We cannot say with any certainty that we will have any future revenue or, if we do have revenue, that we will be profitable. Our failure to become profitable may make it more difficult for us to raise additional capital on favorable terms, if at all. Such failure could have a material adverse effect on our business.

WE WILL NEED SUBSTANTIAL FUNDS IN THE FUTURE, AND WE MAY HAVE TO ISSUE ADDITIONAL SECURITIES TO RAISE SUCH FUNDS, WHICH WILL RESULT IN DILUTION TO THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT.

         Since our formation in 1991, we have relied on loans, private financings, our November 1995 initial public offering and the March and April 2000 warrant redemptions to allow us to continue our operations. Our cash requirements in the future may be significantly different from our current estimates because of changes in our research and development programs, increased competition, advances in technology and other factors. We cannot say with any certainty that required financing will be available to us on favorable terms, if at all. If we decide to raise additional money by issuing more of our securities, securityholders will experience a dilution to the value of their securities at the time of issuance.

WE DO NOT HAVE ANY PRODUCTS TO DATE AND RELY HEAVILY ON OUR LICENSE AGREEMENTS, THE LOSS OF ANY OF WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND CAUSE A DECREASE IN THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT.

         We have key license and collaborative agreements with several pharmaceutical companies and research institutions, including, but not limited to, Bristol-Myers Squibb, Enzon, the Research &

Development Institute at Montana State University, the Washington State University Research Foundation, the University of California at Los Angeles, the University of California at San Diego, the University of British Columbia and the University of Texas at Dallas. In general, we have annual milestone and royalty fee obligations under these agreements. Although we are currently compliant under these agreements and do not foresee any future noncompliance, our industry is extremely competitive and volatile. Generally, if we fail to satisfy such obligations or cure any other default listed in such agreements, the other parties may terminate them. Also, we cannot give any assurance that the other parties to our agreements will honor their obligations, or that we will be able to extend any of the agreements if they expire. We also cannot give any assurance that we will be able to enter into new collaborative agreements with existing or new partners. If we are unable to make the other parties to our agreements honor their contractual obligations or to extend our current agreements or if we fail to enter into any additional arrangements, we may require additional money to continue our current activities. The termination or breach of our agreements or licenses, or our failure to enter into additional agreements and licenses may have a material adverse effect on our business.

ALTHOUGH WE DO NOT HAVE ANY PRODUCTS TO DATE, EVEN IF WE DO HAVE THEM IN THE FUTURE, THEY MIGHT NOT WORK OR THEY MIGHT BE TOXIC, DIFFICULT TO PRODUCE ON A COMMERCIAL SCALE OR DISLIKED BY OUR CUSTOMERS. THIS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR SECURITYHOLDERS TO LOSE THEIR INVESTMENT.

         Research and development of therapeutic drugs is a lengthy and costly process. We cannot say with any certainty that we will be able to develop or produce any products or, if we do, that they will work as intended, be non-toxic, that customers will like them or that they will be capable of being manufactured on a large scale. Furthermore, our products will be in the biotechnology field which has historically had a large number of products which have not been successfully developed as of yet, or if developed, such products have been commercially, scientifically or medically unacceptable. Any of these impediments could have a material adverse effect on our business and cause a decrease in the value of our securityholders' investment.

WE MIGHT NOT HAVE ENOUGH RESOURCES TO COMPETE WITH THE BIOTECHNOLOGY LEADERS, AND INVESTORS COULD LOSE THEIR MONEY.

         We have fewer than 40 employees in the heavily regulated, competitive and quickly changing biotechnology industry. Most of our competitors have more personnel, research and development experience, experience in getting governmental approval and money than we do. Our business may be materially adversely affected if our competitors develop products before us or produce superior products to ours.

IF COMPETITORS ARE SUCCESSFUL IN THEIR CHALLENGE OF BRISTOL-MYERS SQUIBB'S DEVELOPMENT OF GENERIC PACLITAXEL, WE COULD BE INDIRECTLY HURT UNDER OUR LICENSE AGREEMENT WITH BRISTOL-MYERS SQUIBB, AND OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         In June 1998, we entered into a license agreement with Bristol-Myers Squibb, an industry leader, for the development of a Paclitaxel production system. To date, this license agreement has been our sole source of revenue. In June 1991, the National Cancer Institute entered into a collaborative research and development agreement with Bristol-Myers Squibb to develop Paclitaxel, and it granted Bristol-Myers Squibb the exclusive use of the Institute's clinical data in Bristol-Myers' search for FDA approval until December 1997. This significantly shortened the approval process and prevented any other party from obtaining the Food & Drug Administration's approval using the Institute's data. Bristol-Myers Squibb has since lost its right of exclusivity under the agreement and its patented method of delivering Paclitaxel intravenously to a patient has been successfully challenged. Because of this successful challenge, Bristol-Myers Squibb's Paclitaxel market could suffer, which in turn would decrease the value of our license agreement with them and our securityholders could experience a decrease in the value of their investment.

WE RELY ON BROAD PATENT PROTECTION FOR OUR TECHNOLOGY BUT WE MAY NOT HAVE ENOUGH RESOURCES TO CONDUCT OR DEFEND OURSELVES FROM LONG AND EXPENSIVE LITIGATION CLAIMS REGARDING THE BREADTH OF PATENTS, AND OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         Our success will depend on our ability to get patent protection for our products and processes in the United States and elsewhere. We have filed and intend to continue to file patent applications as we need them. We cannot say with any certainty, however, that any additional patents will issue from any of these applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. Also, we cannot say with any certainty that any patents issued to us or licensed by us can withstand challenges made by others or that we will be able to protect our rights. Our business may be materially adversely affected if we are unable to obtain or enforce patent protection.

         To date, we have not been sued or threatened by parties claiming that we have infringed their patents. Further, we do not believe that any of our patents have been infringed by other parties, and, accordingly, we have not taken any action to date. However, we are aware of patent applications and issued patents belonging to our competitors, and we are uncertain whether any of these, or any other patent applications which we do not know about, will require us to alter or cease our potential products or processes. We cannot say with any certainty that we will be able to obtain any licenses to technology that we will require or, if obtainable, that the cost of them will be reasonable. Our failure to obtain any necessary licenses to any technology could substantially hurt our business. Expensive and drawn-out litigation may also be necessary for us to assert any of our rights or to determine the scope and validity of rights claimed by other parties. Litigation could be too expensive for us to pursue without great cost and uncertainty as to the outcome. Our failure to pursue litigation could result in the loss of our rights which could substantially hurt our business.

WE ARE IN DIRECT COMPETITION WITH OTHER BIOPHARMACEUTICAL COMPANIES TO DEVELOP AND PRODUCE THERAPEUTIC PRODUCTS. OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED IF OUR TRADE SECRETS AND CONFIDENTIAL INFORMATION WERE DISCLOSED TO OUR COMPETITORS, AND INVESTORS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENTS.

         We also rely on trade secrets and confidential information which we try to protect by entering into confidentiality agreements with other parties. We cannot say with any certainty that any of the confidentiality agreements will be honored or, if breached, we would have enough remedies to protect the confidential information, or that our competitors will not independently learn our trade secrets. The loss of our trade secrets would substantially hurt our business.

WE ARE A SMALL COMPANY WITH LITTLE REVENUE, AND WE MAY NOT HAVE THE HUMAN AND FINANCIAL RESOURCES TO WITHSTAND THE REQUIRED LENGTHY FDA TESTING AND APPROVAL PROCESSES.

         The Food & Drug Administration and other similar agencies in foreign countries have lengthy and detailed laboratory testing and approval requirements for therapeutic and diagnostic pharmaceutical and biological products. It often takes companies several years and large sums of money to satisfy these requirements, depending on the complexity and novelty of the products. Since we are a small company within limited personnel and financial resources, we might not be able to withstand the rigorous and time consuming FDA approval process as compared to our larger competitors. Furthermore, since we are in the highly competitive biopharmaceutical industry, any failure or delay in obtaining any FDA approvals could substantially hurt our company, and investors could lose their money. We cannot say with any certainty that the FDA or other regulatory agencies will grant us approval for any of our products on a timely basis, if at all.

WE HAVE LITTLE REVENUE AND MAY NOT HAVE THE FINANCIAL RESOURCES TO COMPLY WITH OSHA, EPA AND OTHER AGENCIES' REQUIREMENTS.

         We have to comply with the Occupational Safety and Health Administration, Environmental Protection Agency, Toxic Substances Control Act, Resource Conservation and Recovery Act and other regulatory laws. In the future, we could also be subject to other federal, state or local regulations. OSHA or the EPA may establish regulations which could affect our research and development programs. We are unable to predict whether any agency will adopt any rule which could substantially hurt our business.

OUR PRODUCTS, IF ANY, WILL BE INNOVATIVE AND MAY NOT BE COVERED BY INSURANCE COMPANIES OR OTHER THIRD-PARTY PAYERS WHICH MAY MAKE OUR PRODUCTS LESS MARKETABLE TO OUR CUSTOMERS AND CAUSE A DECREASE IN THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT.

         Our success in developing our products may depend, in part, on whether we will be reimbursed by government health administration authorities, private health insurers and other organizations. There is significant uncertainty if costs associated with newly-approved health care products will be reimbursed. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of our products, it will make it very difficult for us to market our products to doctors and hospitals because their patients might not be able to pay for the products without any insurance coverage or reimbursement. We cannot say with any certainty whether sufficient insurance coverage will be available for us to establish and maintain price levels sufficient to realize an appropriate return on developing new products. Government and other third-party payers are attempting to contain health care costs more every day by limiting both coverage and the level of reimbursement of new therapeutic and diagnostic products approved for marketing by FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications for which FDA has not granted marketing approval. Such refusal by insurance companies and third-party payers to reimburse the costs of, and expenses associated with, our products might have a material adverse effect on our business.

OUR LICENSE AGREEMENT WITH BRISTOL-MYERS SQUIBB, AN INDUSTRY LEADER, HAS, TO DATE, BEEN OUR SOLE SOURCE OF REVENUE. OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENTS IF SUCH AGREEMENT IS TERMINATED OR CEASES TO GENERATE REVENUE.

         In June 1998, we entered into a license agreement and a research and development agreement with Bristol-Myers Squibb. Through December 31, 2000, we have recognized an aggregate of $3,423,000 in revenue from the license agreement. Such agreement has been our sole source of revenues to date. Under the license agreement, we granted to Bristol-Myers Squibb exclusive sublicenses under our agreements with the Research & Development Institute at Montana State University and the Washington State University Research Foundation relating to technologies for the production of Paclitaxel. Our license agreement with Bristol-Myers Squibb requires them to pay us royalty and milestone payments. The term of our license agreement with Bristol-Myers Squibb ends on the later of ten
(10) years from the first commercial sale of the licensed products or such time as neither the making, use nor sale at the time by Bristol-Myers Squibb, its affiliates or sublicensees does not infringe any U.S. or foreign patents or patent applications, copyrights or trademarks owned and licensed by the Research & Development Institute and the Washington State University Research Foundation. Bristol-Myers Squibb may terminate the license agreement upon 90 days notice. We cannot say with any certainty that Bristol-Myers Squibb will successfully manufacture or market the licensed property, if at all, or that we will be able to maintain our agreements with the Research & Development Institute or the Washington State University Research Foundation. Although we do not have any reason to believe Bristol-Myers Squibb is unwilling to work with us under our license agreement with them, it is a possibility that Bristol-Myers Squibb might, in the future, decide not to utilize our technology, use other technology they find superior or enter into a license agreement or agreements with another party or parties, thereby decreasing their need to utilize our technology under our license agreement with them or even cause them to terminate the license agreement. Our loss of the license agreement with Bristol-Myers Squibb could have a material adverse effect on our business and stockholders could experience a decrease in the value of their investments.

WE LACK MANUFACTURING EXPERIENCE AND FACILITIES, AND IF WE HAVE TO EXPEND RESOURCES TO BUILD FACILITIES OR IF WE FAIL TO HIRE COMPETENT OUTSIDE MANUFACTURERS, OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         We currently do not have facilities or personnel capable of manufacturing any products in commercial quantities. In the future, we may establish our own manufacturing facilities to manufacture products if it becomes economically attractive to do so. Building and operating production facilities would require substantial additional funds and other resources as well as interrupt our daily operations. We cannot be sure, however, whether sufficient funds to build satisfactory manufacturing facilities would be available on favorable terms to us, if at all. If we cannot obtain sufficient financing, we will most likely have to retain outside manufacturers. We cannot be sure, however, whether we will be able to retain competent manufacturers at affordable rates, or that the manufacturers will be able to produce and deliver our products pursuant to our instructions concerning quality, quantity and time as well as other factors. If we are unable to manufacture our products, if any, or have them manufactured by others our business would be materially adversely affected and our securityholders would experience a decrease in the value of their investment.

WE LACK MARKETING EXPERIENCE. IF WE FAIL TO RETAIN COMPETENT MARKETING PERSONNEL OR OUTSIDE MARKETERS, OR IF WE HAVE INSUFFICIENT RESOURCES TO MARKET OUR PRODUCTS, OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENTS.

         As of March 31, 2001, we had 34 employees, none of whom have any experience in marketing pharmaceutical products. We would have to spend significant funds and dedicate a significant amount of management resources to develop our own sales force. We cannot say with any certainty that any funds or resources for such purposes will be available on favorable terms, if at all. Further, we cannot say with any certainty that, with a sales force, we would successfully penetrate the markets for any of our products. For certain products under development, we may seek to enter into marketing agreements with other entities which would grant them exclusive marketing rights in return for royalties based on sales, if any. Under some of these agreements, the other entity may have the responsibility for all or a significant part of the development and obtaining regulatory approval. In the event that the marketing and development partner fails to develop a marketable product or fails to successfully market a product, our business could be substantially hurt. The sale of certain products outside the United States will also be dependent upon the successful completion of arrangements with future partners, licensees or distributors in each territory. We cannot give any assurance, however, that we will successfully establish any additional collaborative arrangements or that, if established, such future partners will successfully commercialize any products, if at all.

WE ARE A SMALL COMPANY AND HEAVILY DEPEND UPON OUR OFFICERS, DIRECTORS AND SCIENTISTS WHO ARE HIGHLY SKILLED IN BIOPHARMACOLOGY, ESPECIALLY OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT, RONALD LANE GOODE, PH.D. OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED BY THE LOSS OF ANY SUCH PERSONS, AND SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         Much of our success depends upon the continued contributions of our executive officers, scientific and technical personnel and consultants. We are particularly dependent upon Ronald Lane Goode, Ph.D., the Chief Executive Officer and President, Arthur P. Bollon, Ph.D., the Vice Chairman of our Board of Directors, Gary Frashier, our Chairman, Joan Gillett, our Vice President and Controller, Daniel Shusterman, the Vice President of Administration and our General Counsel, Dorit Arad, Ph.D., our Vice President of Drug Design, as well as our senior scientists, Susan L. Berent, Ph.D., Hakim Labidi, Ph.D., Rajinder
S. Sidhu, Ph.D. and Richard M. Torczynski, Ph.D. As of March 31, 2001, we had 34 full-time employees, 24 of whom are engaged directly in research and development activities, including 14 Ph.D.s, and 7 of whom are in executive and administrative positions. Our employees are not governed by any collective bargaining agreement, and we believe that our relationship with our employees is good. We currently have an employment agreement with Dr. Goode which expires on March 20, 2004, and an employment agreement with Dr. Bollon which expires on November 6, 2003. The competition for qualified personnel is intense, and the loss of services of certain key personnel could substantially hurt our business.

OUR SCIENTISTS WORK FOR OTHER COMPANIES AND INSTITUTIONS, AND WE MAY NOT HAVE THE RIGHT TO THEIR INVENTIONS AND DISCOVERIES, WHICH MIGHT HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Our scientific collaborators and advisors are employed by companies and institutions other than us, and some of them have consulting or other advisory arrangements with other entities and institutions which could conflict or compete with their obligations to us. Inventions or processes discovered by such persons will not necessarily become our property but may remain the property of such persons or of such persons' full-time employers. Our failure to successfully assert our rights to any inventions or processes discovered by our scientists might have a material adverse affect on our business.

IF WE CANNOT OBTAIN SATISFACTORY PRODUCT LIABILITY INSURANCE FOR OUR FUTURE PRODUCTS, IF ANY, WE MAY NOT BE ABLE TO ENTER INTO MATERIAL AGREEMENTS WHICH REQUIRE US TO HAVE SUCH INSURANCE, AND INVESTORS COULD, THEREFORE, EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         To date, we have not had any product liability claims filed or threatened against us. In the future, however, when and if we develop products, our products could expose us to product liability claims. Although we intend to obtain product liability insurance for our ongoing clinical trials, we cannot say with any certainty that we will be able to obtain, maintain or increase our insurance coverage in the future on terms favorable to us, if at all, or that any claims against us will not be greater than the amount of such coverage. Distributors of pharmaceutical and biological products often require minimum product liability insurance coverage as a condition before they start purchasing or accepting products for distribution. Our failure to satisfy such insurance requirements could decrease our ability to achieve broad distribution of our proposed products and have a material adverse effect on our business and investors could experience a decrease in the value of their investment.

ALTHOUGH WE DO NOT PAY DIVIDENDS ON OUR COMMON STOCK, WE PAY ANNUAL DIVIDENDS ON OUR SERIES A PREFERRED STOCK BY GIVING THE HOLDERS THEREOF MORE SERIES A PREFERRED STOCK. OUR SERIES A PREFERRED STOCK IS CONVERTIBLE INTO COMMON STOCK, AND SUCH CONVERSION WILL DILUTE THE BOOK VALUE OF THE COMMON STOCK PURCHASED IN THIS OFFERING.

         Since 1991, we have not paid any dividends on our common stock. We intend to retain future earnings, if any, to provide funds for the operation of our business and, accordingly, do not anticipate paying any cash dividends on our common stock in the future. Furthermore, the terms of our outstanding series A preferred stock do not allow for the payment of cash dividends on the common stock unless and until all accrued and unpaid dividends on the series A preferred stock shall have been paid or set apart for payment. Historically speaking, we have paid dividends on our series A preferred stock with payment-in-kind. Our series A preferred stock is convertible into an equal number of shares of common stock. As more holders of the series A preferred stock convert their preferred stock into common stock, investors in this offering will experience a decline in the book value of their common stock.

WE ARE OBLIGATED TO INDEMNIFY OUR OFFICERS AND DIRECTORS, ABSENT CERTAIN CIRCUMSTANCES, WHICH MAY REQUIRE US TO SPEND TIME AND MONEY OTHERWISE ALLOCATED, AND CAUSE A DECREASE IN THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT.

         We are incorporated under the laws of the state of Delaware. Our certificate of incorporation includes certain provisions permitted under the Delaware General Corporation Law, whereby our officers and directors are indemnified by us against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Delaware General Corporate Law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for breach of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, the unlawful payment of a dividend or unlawful stock purchase or redemption and any transaction from which the director derives an improper personal benefit. An insurance policy, which provides for coverage for certain liabilities of our officers and directors has been issued to us. However, although we do not currently know of any conduct of any officer or director which may have a material effect on our business, if such insurance proves to be inadequate, we will have to use funds otherwise allocated to indemnify any director. The use of funds and resources, including management's time and energy, to properly indemnify or otherwise prepare for the defense of any director might have a material adverse effect on our business.

IF WE FAIL TO MEET NASDAQ'S MAINTENANCE REQUIREMENTS AND ARE DELISTED FROM NASDAQ, INVESTORS MAY HAVE DIFFICULTY SELLING THEIR SECURITIES, WHICH WOULD CAUSE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         Our common stock is currently quoted on the Nasdaq National Market. Our common stock is quoted under the symbol, "CYPH." Nasdaq has certain requirements that every company must meet in order to have their securities quoted on the Nasdaq National Market. Although we currently meet Nasdaq's criteria for continued listing, we cannot say with any certainty that we will continue to meet such criteria.

         For continued inclusion on the Nasdaq National Market, a company has to maintain the following:

                    o    net tangible assets of $4 million,
                    o 750,000 public float shares (shares not held directly or indirectly by any officer or director of the company or by any other person who is the beneficial owner of more than 10 percent of the total outstanding shares) having a value of at least $5 million,
                    o    a minimum bid price of $1.00 per share; and
                    o in the case of common stock, at least 400 round lot holders.

         If we are unable to meet the continued listing criteria of the Nasdaq National Market any time in the future due to our continued operating losses or otherwise, and our securities are delisted, trading of our securities, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's Over The Counter Bulletin Board (OTCBB). As a result, investors could find it more difficult to dispose of, or to obtain accurate quotations as to the value of, our securities.

IF WE ARE DELISTED FROM NASDAQ, BROKER-DEALERS MAY BE UNWILLING TO SELL INVESTORS' STOCK, AND INVESTORS WOULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         If our securities are delisted from the Nasdaq National Market, they may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers that sell such securities. There are exceptions to Rule 15g-9 and they include transactions meeting the safe-harbor requirements of Rules 505 or 506 under Regulation D of the Securities Act, and transactions in which the purchaser is an institutional accredited investor, as defined in the Securities Act, or an established customer, as defined in the Securities Act, of the broker-dealer. For transactions which have to comply with the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, a broker-dealer must determine whether or not the purchaser meets a special suitability standard, and the broker-dealer must receive the purchaser's written consent to the transaction before the sale. These requirements could make broker-dealers unwilling or even unable to sell our securities which could make it more difficult for our investors to resell their securities to other parties.

IF OUR STOCK IS DELISTED BY NASDAQ AND BECOMES A "PENNY STOCK," INVESTORS MIGHT EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENTS DUE TO THE RESTRICTIONS ON BROKER-DEALERS IN SELLING "PENNY STOCK."

         The SEC defines a "penny stock" to be any equity security that has a market price under $5.00 per share or has an exercise price under $5.00 per share, subject to certain exceptions. Unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of SEC material telling the purchaser certain information about the penny stock. Purchasers must also be told about the commissions that the broker-dealers and the registered representatives will get and they must be told about the securities current prices. Finally, purchasers must also be given statements every month which have to tell the purchaser about his or her securities' recent prices and about the limitations of the penny stock market. These penny stock restrictions will not apply to our securities if they stay quoted on the Nasdaq National Market System, and if they have certain price and volume information provided on a current and continuing basis or if they meet certain minimum net tangible assets or average revenue criteria. We cannot say with any certainty, however, that our securities will continue to meet the Nasdaq National Market requirements in the future and if we do not, the prices of our securities could decrease and investors could find it difficult to sell their securities. If we were to remain exempt from the penny-stock restrictions, we still have to comply with Section 15(b)(6) under the Securities Exchange Act of 1934, which gives the SEC the authority to stop any person who breaks the law when selling penny stock from selling any more penny stock or from working with any broker-dealer.

WE HAVE GRANTED REGISTRATION RIGHTS TO SEVERAL PARTIES HOLDING OUR COMMON STOCK OR WHO HAVE THE RIGHT TO PURCHASE OUR COMMON STOCK. THE REGISTRATION OF SUCH SECURITIES WILL INCREASE THE NUMBER OF FREELY TRADEABLE SHARES OF OUR COMMON STOCK AND MAY DECREASE THE BOOK VALUE OF OUR SECURITYHOLDERS' SHARES OF OUR COMMON STOCK.

         There will be 17,034,043 registered shares of our common stock outstanding upon the completion of this offering. All of these shares will be freely transferable without restriction if we continue to comply with the SEC and certain states' registration requirements. Certain of our other outstanding securities are not registered with the SEC, and are considered to be "restricted securities" as that term is defined in Rule 144 under the Securities Act and may only be sold in certain circumstances.

         We have also granted certain investors demand and "piggy-back" registration rights to have their common stock registered with the SEC. We will have to pay for the expense of registration if one or more of these groups exercise their demand registration rights or "piggy-back" registration rights. The expense could be high. Also, because there would be a high number of shares outstanding, we could find it more difficult to obtain future financing.

         The sale, or availability for sale, of substantial amounts of common stock in the public market pursuant to Rule 144 or registration could cause the market price of the common stock and our other securities to decrease which could hurt our ability to raise additional money through the sale of our securities or through debt financing. Also, to the extent that outstanding options and warrants are exercised, securityholders' ownership interest will drop. Also, if and to the extent that we reduce the exercise price of outstanding warrants or options, our stockholders could experience additional dilution.

THE VALUE OF THE SECURITYHOLDERS' INVESTMENT MAY BE SUPPRESSED BECAUSE OUR COMPANY MAY BE A LESS ATTRACTIVE TAKEOVER CANDIDATE DUE TO THE FACT THAT OUR BOARD OF DIRECTORS HAS THE DISCRETION TO ISSUE 10,000,000 SHARES OF PREFERRED STOCK SUPERIOR TO OUR COMMON STOCK WITHOUT STOCKHOLDER APPROVAL.

         Our certificate of incorporation authorizes our board of directors to issue a maximum of 10,000,000 shares of preferred stock on terms which may be determined by them without getting stockholder approval. Of these 10,000,000 shares, 4,000,000 shares have already been designated as series A preferred stock, of which 772,842 remain outstanding as of March 31, 2001. The series A preferred stock may be converted by the holder into an equal number of shares of common stock. Also, the terms of the series A preferred stock include dividend and liquidation preferences which could also hurt the rights of holders of the common stock being offered hereby. Each share of series A preferred stock is entitled to one vote on all matters on which the common stock has the right to vote. Holders of series A preferred stock are entitled to vote as a separate class on any proposed adverse change in their rights, preferences or privileges and any increase in the number of authorized shares of series A preferred stock. Further, the terms of any additional series of preferred stock, which may also include priority claims to assets and dividends, as well as special voting rights, could hurt the rights of the holders of the common stock being offered hereby. Other than the series A preferred stock, we have not issued any other preferred stock, and we do not plan to issue any additional preferred stock other than payment- in-kind dividends. Investors should also know that if too much preferred stock is outstanding, it could make it more difficult for a third party to take control of our business or to remove our board of directors and executive officers. Hostile bids for control of a company usually result in the market prices for a company's securities to increase. It would also dilute or subordinate the rights of holders of common stock and cause the market price of the common stock to drop.

                                 USE OF PROCEEDS

         We will not receive any proceeds when the Selling Stockholders' sell their common stock to others. However, we may receive proceeds when the Selling Stockholders exercise their options to acquire such common stock. We intend to use any such proceeds for research and development and other general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

         The Selling Stockholders may sell their shares of common stock through public or private transactions at current market prices, or at previously negotiated prices.

                              SELLING STOCKHOLDERS

         The shares of common stock to which this prospectus relates are being registered for reoffers and resales by the Selling Stockholders who have acquired or may acquire such common stock pursuant to the exercise of options granted under our 2000 Stock Option Plan. The Selling Stockholders named below may resell all, a portion or none of their shares of common stock, from time to time.

         Participants under our 2000 Stock Option Plan who are deemed to be "affiliates" of Cytoclonal Pharmaceutics Inc. and who may acquire common stock under our 2000 Stock Option Plan may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" Cytoclonal Pharmaceutics Inc.

         The table below sets forth with respect to each Selling Stockholder who is an affiliate of Cytoclonal Pharmaceutics Inc., the number of shares of common stock beneficially owned before the sale of the common stock offered hereby, the number of shares of common stock to be sold hereby, the number of shares of common stock beneficially owned after the sale of the common stock offered hereby, and the percent of the outstanding shares of common stock owned before and after the sale of the common stock offered hereby.

                                                     COMMON
                                                     STOCK
                                                  BENEFICIALLY
                                                     OWNED           COMMON STOCK
                                                     BEFORE          WHICH MAY BE     COMMON STOCK        PERCENTAGE OF
                                                    SELLING         SOLD PURSUANT     BENEFICIALLY        COMMON STOCK
           SELLING                                STOCKHOLDER          TO THIS         OWNED AFTER         OWNED AFTER
         STOCKHOLDERS                             REOFFER(1)         PROSPECTUS(2)     REOFFER(1)          REOFFER(3)
         ------------                             -----------       --------------    ------------        -------------
Ronald Lane Goode Ph.D.                            200,000(4)           400,000                0                 *
President and Chief Executive Officer

Arthur P. Bollon, Ph.D.                            769,900(5)            50,000          744,900              4.4%
Vice Chairman

Gary E. Frashier                                    98,500(6)           155,000           38,500                *
Chairman and Director

Robert J. Easton                                    25,000(7)            75,000                0                *
Director

Ira J. Gelb, M.D.                                  162,500(8)            35,000          127,500                *
Director

Irwin C. Gerson                                    158,500(9)            35,000          128,500                *
Director

Walter M. Lovenberg, Ph.D.                         162,000(10)           35,000          132,000                *
Director

Joan H. Gillett                                          0(11)           35,000                0                *
Vice President and Controller

Robert Rousseau                                      1,000(12)           50,000            1,000                *
Vice President of Business Development

----------
*Represents less than 1%.

(1) Does not include shares of common stock that may be acquired by the Selling Stockholders upon exercise of options which have not vested within 60 days of this prospectus. The inclusion in this prospectus of the stated number of shares does not constitute a commitment to sell any or all of such shares. The number of shares of common stock offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion.

(2) Includes shares of common stock underlying options granted to the Selling Stockholders under the 2000 Stock Option Plan, whether or not exercisable as of, or within 60 days of, the date of this prospectus.

(3) Based on an aggregate of 16,164,043 shares of common stock issued and outstanding as of March 31, 2001.

(4) Includes options to purchase 200,000 shares of common stock. Does not include options to purchase an additional 200,000 shares of common stock not exercisable within 60 days hereof.

(5) Includes 167,400 shares of common stock and options to purchase 602,500 shares of common stock. Does not include options to purchase 12,500 shares of common stock not exercisable within 60 days hereof.

(6) Includes options to purchase 98,500 shares of common stock. Does not include options to purchase 75,000 shares of common stock not exercisable within 60 days hereof.

(7) Includes options to purchase 25,000 shares of common stock. Does not include options to purchase 50,000 shares of common stock not exercisable within 60 days hereof.

(8) Includes options to purchase 162,500 shares of common stock. Does not include options to purchase 5,000 shares of common stock not exercisable within 60 days hereof.

(9) Includes options to purchase 158,500 shares of common stock. Does not include options to purchase 5,000 shares of common stock not exercisable within 60 days hereof.

(10) Includes 2,500 shares of common stock and options to purchase 158,500 shares of common stock. Does not include options to purchase 5,000 shares of common stock not exercisable within 60 days hereof.

(11) Does not include options to purchase 35,000 shares of common stock not exercisable within 60 days hereof.

(12) Includes 1,000 shares of common stock. Does not include options to purchase 50,000 shares of common stock not exercisable within 60 days hereof.

                              PLAN OF DISTRIBUTION

         The shares of common stock to which this prospectus pertains may be sold or transferred for value by the Selling Stockholders, or by pledges, donees, transferees or other successors in interest to the Selling Stockholders, in one or more transactions on the Nasdaq National Market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling their shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares of common stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. The sale of the shares of common stock by the Selling Stockholders is subject to the prospectus delivery requirements of the Securities Act.

         We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this reoffer prospectus available to the Selling Stockholders and have informed them of the possible need for delivery of copies of this reoffer prospectus to purchasers on or prior to sales of the shares offered under this reoffer prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

         Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under those rules rather than pursuant to this reoffer prospectus.

         Upon us being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares of common stock through a secondary distribution, or a purchase by a supplemented prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and the participating broker-dealers, (ii) the number of shares of Common Stock involved, (iii) the price at which such shares are being sold, (iv) the commissions paid or the discounts or concessions allowed to such broker-dealers, (v) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the Prospectus, as supplemented, and (vi) other facts material to the transactions.

         In addition to any such number of shares of common stock sold hereunder, a Selling Stockholder may, at the same time, sell any shares of common stock, including the shares of common stock to which this prospectus pertains, owned by him or her in compliance with all of the requirements of Rule 144 promulgated under the Securities Act, regardless of whether such shares are covered by this prospectus.

         There is no assurance that any of the Selling Stockholders will sell any or all of the shares of common stock offered hereby.

         We will pay all expenses in connection with this offering other than commissions and discounts of underwriters, dealers or agents. All selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Morrison Cohen Singer & Weinstein, LLP, New York, New York, a partner of which holds options to acquire shares of common stock of the Company.



                                     EXPERTS

         The balance sheets as of December 31, 2000 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 which is incorporated by reference in this prospectus have been audited by, and are incorporated by reference herein in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

             NO RELIANCE ON INFORMATION NOT CONTAINED IN PROSPECTUS

         No dealer, salesperson or any other individual has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Stockholders. This prospectus does not constitute an offer to sell, or a solicitation to buy, any security by any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

                                 870,000 SHARES

                          CYTOCLONAL PHARMACEUTICS INC.

                                  COMMON STOCK




                                   ----------

                                   PROSPECTUS

                                   ----------








                                April [___], 2001

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         Cytoclonal Pharmaceutics Inc. incorporates by reference the documents listed below into this Registration Statement on Form S-8. All documents subsequently filed by Cytoclonal Pharmaceutics Inc. pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents:

         1. Annual Report on Form 10-K (File No.: 0-26087), for the fiscal year ended December 31, 2000; and

         2. The description of our common stock set forth in our registration statement filed under Section 12 of the Securities Exchange Act of 1934 on Form 8-A on October 2, 1995, and any amendment or report filed for the purpose of updating any such description.


ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the securities offered hereby will be passed upon by Morrison Cohen Singer & Weinstein, LLP, New York, New York, a partner of which holds options to acquire shares of common stock being registered in this offering.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation and By-Laws of the Registrant provides that Cytoclonal Pharmaceutics Inc. shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to Directors, officers or controlling persons of Cytoclonal Pharmaceutics Inc. pursuant to Cytoclonal Pharmaceutics Inc.'s By-Laws and the Delaware General Corporation Law, Cytoclonal Pharmaceutics Inc. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Cytoclonal Pharmaceutics Inc.'s Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and Directors of Cytoclonal Pharmaceutics Inc. are to be indemnified against certain liabilities. Cytoclonal Pharmaceutics Inc.'s Restated Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. In addition, Cytoclonal Pharmaceutics Inc. has obtained an insurance policy providing coverage for certain liabilities of its officers and Directors.

         In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to Cytoclonal Pharmaceutics Inc. or its stockholders for monetary damages for breach.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS


  No.     Description
  ---     -----------

   5.1    Opinion of Morrison Cohen Singer & Weinstein, LLP

  23.1    Consent of Morrison Cohen Singer & Weinstein, LLP (included in Exhibit
          5.1 hereto)

  23.2    Consent of Richard A. Eisner & Company, LLP

  24.1 Powers of Attorney (included on the signature page of this Registration Statement)

  99.1    Cytoclonal Pharmaceutics Inc. 2000 Stock Option Plan. (Filed as
          Exhibit 10.40 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on April 2, 2001)

ITEM 9. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 24th day of April, 2001.


                            CYTOCLONAL PHARMACEUTICS INC.


                            By:  /s/ RONALD LANE GOODE, PH.D.
                               ---------------------------------------
                            Name:  Ronald Lane Goode, Ph.D.
                            Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald Lane Goode, Ph.D., with the power of substitution, his attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or choose to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                        Title                                 Date
---------                        -----                                 ----

/s/ RONALD LANE GOODE, Ph.D.     President, Chief Executive            April 24, 2001
--------------------------       Officer and Director (principal
Ronald Lane Goode, Ph.D.         executive officer)


                                 Chairman                                            , 2001
------------------------------                                         --------------
Gary E. Frashier


/s/ ARTHUR P. BOLLON, Ph.D.      Vice Chairman
------------------------------                                         April 24, 2001
Arthur P. Bollon, Ph.D.


/s/ JOAN H. GILLETT, CPA         Vice President and Controller         April 24, 2001
------------------------------   (principal financial and
Joan H. Gillett, CPA             accounting officer)


                                 Director                                            , 2001
------------------------------                                         --------------
Robert Easton


/s/ IRA GELB, M.D.               Director                              April 23, 2001
------------------------------
Ira Gelb, M.D.


/s/ IRWIN C. GERSON              Director                              April 23, 2001
------------------------------
Irwin C. Gerson


/s/ WALTER M. LOVENBERG, Ph.D.   Director                              April 24, 2001
------------------------------
Walter M. Lovenberg, Ph.D.

                                  EXHIBIT INDEX

EXHIBIT
NO.        Description
-------    -----------
  5.1      Opinion of Morrison Cohen Singer & Weinstein, LLP

 23.1      Consent of Morrison Cohen Singer & Weinstein, LLP (included in Exhibit 5.1 hereto)

 23.2      Consent of Richard A. Eisner & Company, LLP

 24.1      Powers of Attorney (included on the signature page of this Registration
           Statement)

 99.1      Cytoclonal Pharmaceutics Inc. 2000 Stock Option Plan. (Filed as Exhibit
           10.40 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange
           Commission on April 2, 2001)